EXHIBIT 99.1

For Immediate Release

NORTHWEST AIRLINES CORPORATION ANNOUNCES PROPOSED
CONVERTIBLE NOTES OFFERING AND SIMULTANEOUS CALL SPREAD
OPTIONS

ST. PAUL, MINN. – (October 29, 2003) – Northwest Airlines Corporation (NASDAQ: NWAC) announced today that it intends to offer, subject to market and other conditions, approximately $225 million aggregate principal amount of Convertible Notes due 2023 through an offering to qualified institutional buyers.  The interest rate, conversion rate and offering price are to be determined by negotiations between Northwest and the initial purchasers of the notes.

Northwest stated that it expects to grant the initial purchasers a 30-day option to purchase up to an additional $45 million principal amount of notes.

Northwest plans to use the net proceeds of the offering for general corporate purposes.  Northwest also intends to use approximately $10 million of the proceeds to enter into call spread options on its common stock to limit exposure to potential dilution from conversion of the notes.

In connection with the call spread options, the initial purchasers are expected to take positions in Northwest’s common stock in secondary market transactions and/or enter into various derivative transactions both in anticipation of and after the pricing of the notes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.